Innophos Investor Relations (609) 366-1299 investor.relations@innophos.com	The Breakstone Group Maura Gedid (646) 452-2335

INNOPHOS ANNOUNCES NEW SENIOR SECURED BANK CREDIT FACILITY;

GIVES NOTICE REDEEMING SENIOR SUBORDINATED NOTES DUE 2014

CRANBURY, New Jersey – (August 27, 2010) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading specialty phosphates producer in North America, today announced that it had entered into a five-year, $225 million senior secured credit facility with a group of bank lenders.  Simultaneously, the company’s Innophos, Inc. subsidiary also announced it had given the required notice under the governing indenture to redeem for cash on September 27, 2010 all remaining $190 million of its outstanding 8.875% Senior Subordinated Notes due 2014.

The new Innophos credit facility features:

•         A $100 million term loan amortizing at 1% per quarter and a $125 million revolving credit line with letter of credit subfacility of up to $20 million

•         Interest at London interbank offered rate (LIBOR) or base rate plus an initial margin of 250 basis points (bps) for LIBOR and 150 bps for base rate loans. The margin is linked to overall company leverage as computed under the facility and will range from 225-300 bps for LIBOR and 125-200 bps for base rate loans.

•         An optional feature allowing the borrowers to request, subject to the lenders’ agreement, an additional $50 million increase in the revolving line with terms set in advance under the facility

•         Customary affirmative and negative covenants for a senior facility of this kind, including those governing total leverage, senior leverage and fixed charge coverages

•         Collateral given by Innophos covering substantially all assets of its U.S. operations and a pledge of certain of its foreign holding company stock

Simultaneously with initiating the new senior facility, Innophos terminated its May 2009 asset backed revolving credit facility under which there had been no borrowings. It also entered into an interest rate swap, cancellable without penalty after September 2012, swapping the LIBOR exposure on the term loan under the new senior facility to a fixed rate to maturity obligation of [1.92]%.

Innophos expects to initiate a delayed draw on the new facility to coincide with redemption of the Senior Subordinated Notes in September. It plans to fund the redemption payment by a full borrowing under the term loan, an expected initial draw on the revolver of approximately $70 million and on hand cash.

On an annualized basis, at current LIBOR rates, the new facility would reduce Innophos’ consolidated net interest expense by approximately $11.5 million and improve earnings per share (EPS) by 32 cents. The redemption of the Senior Subordinated Notes will have the added benefit of eliminating a public reporting and filing obligation on the Innophos, Inc. subsidiary level. For the quarter ending September 30, 2010, the company expects to record a one time charge to interest expense of $10.8 million, reflecting the call premium from the redemption and a write down of deferred financing costs relating to the Senior Subordinated Notes and the terminated credit facility.

Neil Salmon, Vice President and Chief Financial Officer of Innophos, commented, “By putting this new credit facility in place, we have achieved important long-term benefits for the company. Our capital structure going forward will be substantially more cost effective and more flexible in support of our strategic objectives, including our ongoing investment plans.”

The offering was led by Wells Fargo Bank, National Association, as administrative agent, and Bank of America, N. A., as syndication agent and included TD Bank as documentation agent.

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical,

oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Innophos Holdings, Inc.                                               Breakstone Group

Investor Relations: (609) 366-1299                            Maura Gedid

investor.relations@innophos.com                              646-452-2335